Exhibit 5.1

[On Snell & Wilmer Letterhead]

December 11, 2018

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re:    Prospectus Supplement

Ladies and Gentlemen:
We have acted as your special counsel in connection with the registration statement on Form S-3 and the Prospectus (File No. 333-228743) filed on December 11, 2018 by NeoGenomics, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus supplement dated December 11, 2018 (the “Supplement”) relating to the registration of 10,835,145 shares of the Company’s common stock, par value $0.001 per share, to be sold by GE Medical Systems Information Technologies, Inc. (all collectively, the “Shares”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement or Supplement.
You have requested our opinion as to the matters set forth below in connection with the Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the Supplement, the Company’s articles of incorporation, as amended, and amended and restated bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the Registration Statement and any prospectus have become effective and have been properly filed, the conformity to authentic documents of all documents submitted to us as copies, and that all parties to the Underwriting Agreement have or will comply with their obligations thereunder, including, without limitation, making the required payment for the Shares. We have not verified any of these assumptions.
This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.
Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance by the Company and are validly issued, fully paid, and nonassessable.

NeoGenomics, Inc.
December 11, 2018

We consent to the filing of this opinion as an exhibit to the Supplement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.
Very truly yours,
/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.